Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is effective this 1st day of April 2020 (the “Effective Date”), by and between Wrap Technologies, Inc. (the “Company”) and V3 Capital Partners, LLC (“V3”).  The Company and V3 are sometimes referred to in this Agreement collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, V3 is a single member limited liability company controlled by Scot Cohen;

WHEREAS, V3 invests and advises public and private companies and engages and manages consultants to provide support, administration, investor outreach, analysis, presentation and planning relating to its advisory services (the “Consultants”);

WHEREAS, the Company wishes to engage V3 to provide certain consulting services to the Company, and V3 wishes to be engaged in such capacity, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Engagement; Term.  Effective as of the Effective Date, the Company engages V3 to serve as a consultant to the Company on a monthly basis following the Effective Date, and V3 accepts such engagement.  Unless earlier terminated pursuant to Section 4 below, the term of V3’s engagement hereunder (the “Term”) shall commence on the Effective Date and continue after the Effective Date.

2.     Consulting Services.  During the Term, V3 shall provide such consulting services (the “Consulting Services”) as may be reasonably requested of V3 from time to time by the Company.  The Consulting Services shall include, without limitation, providing the services set forth on Schedule A hereto. As an independent contractor, V3 is free to provide services to other entities during the Term as long as V3 does not violate any of the terms of this Agreement.  V3 agrees to attend such meetings as the Company may reasonably request for proper communication of his advice and consultation.  V3 shall coordinate the furnishing of V3’s services pursuant to this Agreement with the Company in order that such services can be provided in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of V3’s services hereunder shall be within the sole control of V3

3.     Consulting Fee.

(a)    V3 shall be entitled to a monthly consulting fee of $10,000 in  cash (the “Consulting Fee”).  The Consulting Fee shall be paid on the 1st day of each month following the date of this Agreement (pro-rated for the initial month following the date hereof).  V3 shall also be entitled to reimbursement of pre-approved expenses incurred on behalf of the Company. Such expenses shall be included in the service invoice.

(b)    V3 shall be entitled to the payment of a bonus in the event the Company successfully consummates a financing transaction resulting in gross proceeds to the Company of at least $10.0 million (“Qualified Financing”); provided, however, no bonus shall be payable V3 unless Consultant is actively involved in negotiating and structuring such Qualified Financing, and such efforts of Consultant is a material factor in the consummation of such transaction.  The bonus payable V3 under this Section 3(b) shall be $175,000.  For purpose of the payment of a bonus pursuant to this Section 3(b), a Qualified Financing shall include any restructuring resulting in proceeds to the Company of at least $10.0 million, or a restructuring resulting in value equal to $10.0 million, which value shall be determined by the Board of Directors in its reasonable discretion.

(c)    V3 acknowledges and agrees that (a) the Company is not required to withhold federal or state income, gross receipts or similar taxes from the Consulting Fee paid to V3 hereunder or to otherwise comply with any state or federal law concerning the collection of income, gross receipts or similar taxes at the source of payment of wages, (b) the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or for social security on behalf of V3 with respect to the Consulting Fee and (c) the Company is not required under the laws of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of V3.

4.    Termination.  The Company may terminate this Agreement at any time, with or without Cause, and for any reason or no reason at all, upon 5 days’ prior written notice to V3; provided, however in connection with any termination within 30 days of vesting of the bonus under Section 3(c) above, the Company agrees to act in good faith based on the services provided by V3 in connection with the Qualified Financing up to and including the date of termination.

5.    Independent Contractor.  At all times during the Term, V3 shall be an independent contractor of the Company.  In no event shall V3 be deemed to be an employee of the Company, and V3 shall not at any time be entitled to any employment rights or benefits from the Company or be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf.  V3 acknowledges and agrees that, as a non-employee, V3 is not eligible for any benefits sponsored by the Company or any other benefit from the Company and, accordingly, V3 shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company.  V3 shall not at any time communicate or represent to any third party, or cause or knowingly permit any third-party to assume, that in performing the Consulting Services hereunder, V3 is an employee, agent or other representative of the Company or has any authority to bind the Company or act on behalf of the Company.  V3 shall be solely responsible for making all of V3’s applicable tax filings and remittances with respect to amounts paid to V3 pursuant to this Agreement and shall indemnify and hold harmless the Company and its respective representatives for all claims, damages, costs and liabilities arising from V3’s failure to do so.  It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

6.    Confidentiality and Non-Disclosure.

(a)    Through the performance of the Consulting Services hereunder, V3 and its Consultants shall have access to confidential and proprietary information of the Company, including some or all of the following documents, materials and information of the Company (collectively the “Confidential Information”):  (i) business strategies, corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations and acquisition prospects, (ii) information relating to the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, (iii) information about, marketing and production plans or techniques; (iv) customer and supplier lists, prospective customer information, current and anticipated customer requirements, distribution networks, price lists, market studies and business plans; (v) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (vi) employee and agent training techniques and materials and personnel files, (vii) research and development plans or results, and (viii) all other non-public information that gives the Company a competitive advantage by virtue of its not being publicly known.

(b)    V3 hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company and its business.  Accordingly, subject to the provisions of Section 6(c) below, V3 hereby covenants and agrees that, without the prior written consent of the Company, V3 and its Consultants shall not directly or indirectly disclose any Confidential Information to any person or entity outside of the Company and shall not use any Confidential Information other than for the purpose of performing the Consulting Services hereunder.

(c)    The provisions of Section 6(b) shall not apply to information (i) that is or becomes generally known to, and available for use by, the public other than as a result of the breach of this Agreement or any other obligation that V3 owes the Company, (ii) that is available to V3 on a non-confidential basis from a source that is not prohibited from disclosing such information to V3 by a contractual, legal, or fiduciary obligation to the Company, (iii) that is required to be disclosed by applicable law, or (iv) the disclosure of which by V3 is reasonably necessary for V3 to satisfy and perform V3’s obligations under this Agreement.  If V3 becomes compelled by applicable law or court or arbitrator’s order to disclose any Confidential Information, V3 shall provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other remedy prior to, and in respect of, such disclosure.  If such a protective order or other remedy is not obtained by, or is not available to the Company, then V3 shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and V3 shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information. Company agrees to furnish V3 with a list of sources prohibited by the Company from disclosing Confidential information.

7.    Indemnification.

(a)    Since V3 must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend V3, its officers, agents, and employees (each a “V3 Indemnified Party”) at the Company’s expense, from and against any and all losses, claims, damages, and liabilities, joint or several, to which a V3 Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with any untrue statement or alleged untrue statement of a material fact contained in material supplied by the Company to V3 or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and will reimburse each V3 Indemnified Party for all reasonable expenses (including counsel fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such V3 Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company, unless such losses, claims, damages or liabilities resulted from V3’s gross negligence, recklessness, bad faith, willful misconduct or a breach of V3’s obligations hereunder. V3 will notify the Company promptly in the event of any such claim and will provide all assistance reasonably requested by the Company in connection with such claim. The Company will be entitled to control the defense and settlement of such claim.

(b)    V3 agrees to indemnify, hold harmless, and defend the Company, its officers, agents, and employees (each a “Company Indemnified Party”) at V3’s expense, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Company Indemnified Party may become subject under any applicable law, or otherwise, and related to, arising out of, or in connection with any action or omission constituting a breach by V3 of any of the provisions in this Agreement or the untruth of any representation of V3 contained herein, and will reimburse each Company Indemnified Party for all reasonable expenses (including counsel fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Company Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company, unless such losses, claims, damages or liabilities resulted from the Company’s gross negligence, recklessness, bad faith willful misconduct, or a breach of the Company’s obligations hereunder. The Company will notify V3 promptly in the event of any such claim and will provide all assistance reasonably requested by the Company in connection with such claim.

8.    Dispute Resolution.  Any and all claims or disputes between V3 and the Company (including, without limitation, the validity, scope, and enforceability of this Section 8 and claims arising under any federal, state or local law) shall be submitted for final and binding arbitration before a single arbitrator in New York, New York in accordance with the then-applicable rules for resolution of commercial disputes of the American Arbitration Association (“AAA”).  The arbitrator shall issue a reasoned decision and apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted.  The results of the arbitration and the decision of the arbitrator will be final and binding on the Parties and each Party agrees and acknowledges that these results shall be enforceable in a court of law.  No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations.  In the event either Party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other Party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all Parties. Notwithstanding the foregoing, V3 and the Company acknowledge and agree that a court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute under this Section 8, and this Section 8 shall not require the arbitration of an application for emergency or temporary injunctive relief by either Party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under this Section 8.  THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL.

9.    Entire Agreement; Amendments.  This Agreement constitutes the entire and final agreement between the Parties with respect to the subject matter hereof and supersedes any and all other written or oral agreements or understandings between the Parties.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

10.    Waiver.  Any waiver of a provision of this Agreement shall be effective only if it is in a writing signed by the Party entitled to enforce such term and against which such waiver is to be asserted.  No delay or omission on the part of either Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

11.    Assignments; Successors; No Third-Party Rights.  This Agreement is personal to V3 and, as such, may not be assigned by V3.  The Company may assign this Agreement without V3’s consent.  Subject to the preceding sentences, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

12.    Notices.  All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail or other form of electronic communication, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to V3, addressed to:                           55 5th Avenue, Suite 1702
New York, NY 10003
Attn: Scot Cohen

If to Company, addressed to:                Wrap Technologies, Inc
1817 W. 4th Street
Tempe, Arizona 85281
Attn:  David Norris, Chief Executive Officer

13.    Certain Construction Rules.  The Section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section” shall be deemed to refer to a section of this Agreement.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, and the term “including” shall not be deemed to limit the language preceding such term.

14.    Execution of Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or other form of electronic transmission shall be deemed to be their original signatures for all purposes.

15.    Code Section 409A.  Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance thereunder.  Accordingly, all provisions herein, or incorporated by reference herein, shall be construed and interpreted to satisfy or be exempt from the requirements of Code Section 409A.  Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Consulting Agreement on this 28th day of May, and shall be effective as of the Effective Date.

CONSULTANT V3 Capital Partners, LLC By: /s/ Scot Cohen Name: Scot Cohen Title: Managing Member Wrap Technologies, Inc. By: /s/ David Norris Name: David Norris Title: Chief Executive Officer

EXHIBIT A

SCOPE OF SERVICES

The Consultant shall provide investor, shareholder and marketing services to the Company, including but not limited to those set forth below.  The strategic focus shall be to increase the market capitalization of the Company, increase liquidity, and obtain additional working capital:

1.
Management coordination of executive calendars for investor and institutional meetings:

a.
Consultant will identify broker-dealers, potential institutional and high net worth individuals, family offices and other investors potentially interested in meeting with management, and set up meetings with such investors monthly.

2.
Sell side retail and institutional research:

a.
Evaluate potential sell side analysts and banker to determine best for outreach, and set up meetings with such analysts and bankers.

3.
Newsletter follow-up and updates with editors:

a.
Identify sources of all newsletters pertaining to the Company;

b.
Communicate regularly with editors and provide them with Company updates;

c.
Evaluate reliability of information in newsletters and impact on stock sales

4.
Advise management regarding investor relations and capital markets activity:

a.
Evaluate on an on-going basis the effectiveness of the various investor relations and outreach efforts and modify approach based on such evaluations;

b.
Monitor the capital market situation regularly in order to evaluate opportunities to raise additional capital.

5.
Corporate and investor presentation review and analysis of shareholder base:

a.
Evaluate on a regular basis the nature of the corporate and investor presentations;

b.
  Based on effectiveness, determine suggested modifications to enhance them;

c.
Obtain detail shareholder information on at least a quarterly basis and evaluate

6.
Coordinate with our partners to enhance the exposure of Company news:

a.
Coordinate with established network of financial and other news outlets to have media articles written about the Company;

b.
Develop a strategy for news outreach and arrange media coverage.

 V3 shall continually update management and the Board regarding efforts of Consultants in providing the services set forth above, and shall provide such reports as are reasonably requested regarding such services to allow management and the Board to determine Consultant’s performance under the terms of the Agreement.